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Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Form S-4 of The Titan Corporation on Form S-8 of our report dated May 11, 2001, incorporated by reference in the Current Report on Form 8-K/A of The Titan Corporation dated August 4, 2001 and contained in Post-effective Amendment No. 1 to Registration Statement No. 333-64768 of The Titan Corporation on Form S-4 insofar as such report relates to the financial statements of Datron Systems Incorporated as of March 31, 2001 and for the year then ended.

/s/ Deloitte & Touche LLP

San Diego, California
December 11, 2001

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  Exhibit 23.4